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Exhibit 10.3

THE COCA-COLA COMPANY
2002 STOCK OPTION PLAN
STOCK OPTION AGREEMENT

Merrill Lynch Account Number:    XXXXXX

The Coca-Cola Company ("KO") hereby grants to the optionee named below options to purchase KO common stock at the price per share set forth below, subject to the provisions of this Agreement together with the provisions of The Coca-Cola Company 2002 Stock Option Plan (the "Plan"):

  optionee's name: E. Neville Isdell

  number of options granted, each for one share of KO common stock: 450,000 option exercise price per share: $48.89000

  option grant date: July 22, 2004

  option expiration date: July 21, 2014

  vesting period: 48 months

Capitalized terms not otherwise defined in this Agreement shall have the meaning provided in the Plan. The Plan is incorporated into, and made a part of, this Agreement.

1.
When options can be exercised.

(a)
General provisions.

(i)
No option may be exercised until it has vested.

(ii)
No option shall vest for a period of twelve months from the date on which the option was granted, except in the event of a Change in Control, death or Disability.

(iii)
Once an option has vested, it may be exercised until it expires. Options expire on the option expiration date noted above, except in the events of death, termination of employment with KO and/or a Related Company, or a change in KO's investment in the optionee's employer which results in the employer no longer meeting the definition of a Related Company under the Plan, in which cases the options will expire as set forth in the Plan. For individuals located in France, the options will expire on the earlier of: a) six months after the date of the optionee's death, and b) the expiration date noted in the option.

(iv)
The Plan describes the impact upon vesting and the expiration of options of the following events: death, Disability, Retirement, Change in Control, various types of leaves of absence, termination of employment, change in KO's investment in the optionee's employer which results in the employer no longer meeting the definition of a Related Company under the Plan, and transfer of employment to a Related Company.

(b)
Specific provisions.    Except as otherwise provided in the Plan or in this Agreement, one fourth of the number of options covered by this Agreement shall vest on the first, second, third and fourth anniversaries of the grant date.

2.
How to exercise the options.    In order to exercise an option, it must be vested and not have expired and the optionee must do the following:

(a)
Pay the option exercise price.    The optionee must pay the option exercise price in cash, cashless exercise, or by delivery, through attestation, of shares of KO common stock owned by the optionee. The value of the shares delivered to pay the option price shall be computed on the basis of the most recent reported market price at which a share of KO common stock shall have been sold prior to the time of processing the optionee's election to deliver shares in payment of the option price, as reported on the New York Stock Exchange Composite Transaction listing.

  (b)
  Complete all paperwork.    The optionee must complete, sign and return any paperwork required by KO or by Merrill Lynch, Pierce, Fenner & Smith ("Merrill Lynch"), the current agent administering the option program on behalf of KO.

  (c)
  Pay applicable taxes and fees.    The options are not intended to be, and shall not be treated as, an incentive stock option, as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

  The optionee must satisfy any tax withholding requirements regarding any applicable taxes. If the optionee is a U.S. taxpayer, he or she may elect to satisfy Federal, state and local income tax liabilities due by reason of the exercise by having shares of KO common stock withheld. The value of withheld shares shall be computed as described in paragraph 2(a) above.

  The optionee agrees that, should KO in its reasonable judgment determine that tax withholding is required upon exercise of the options, and if the optionee has not satisfied such tax obligation(s), then KO may instruct Merrill Lynch to withhold and/or sell shares of KO common stock acquired by the optionee upon exercise of his or her options or KO may deduct funds equal to the amount of withholding tax (such amount to be determined by KO) from the optionee's salary or other funds due to the optionee from KO.

  The optionee agrees to pay to Merrill Lynch any costs associated with the sale of shares of KO common stock acquired upon exercise of the options (whether such shares are sold to pay the option exercise price, to satisfy tax withholding requirements or for other reasons).

  For employees in Switzerland, the optionee agrees that the taxation of the options will occur at the time the options are exercised.

3.
Options are not transferable.    The optionee may not transfer the options; provided that upon the optionee's death the options may be transferred by will or by the laws of descent and distribution. During the lifetime of the optionee, the options shall be exercisable only by the optionee personally or, in the event of the optionee's Disability if a legal representative has been appointed to act on behalf of the optionee, then by the optionee's legal representative.

4.
Non-competition.    In the event optionee shall cease to be employed by the Company, prior to, or during one year after, any grant or exercise of an option, the optionee shall not render services for any organization or engage directly or indirectly in any business which, in the judgment of the chief executive officer of the Company or other senior officer designated by the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company. Failure to comply with this provision shall cause all such options to be rescinded and, if applicable, any gain associated with any exercise of any option to be forfeited. Accordingly, if the optionee fails to comply with this provision, then:

(a)
all unexercised options immediately and automatically shall terminate, be forfeited, and shall cease to be exercisable at any time; and

(b)
within ten days after receiving from the Company written notice of the rescission of the options, if after the date of the exercise of any options, the optionee shall pay to the Company the gain associated with the exercise of any options, plus interest calculated through the date of repayment to the Company. The gain associated with the exercise of any options shall be the closing price per share on the date of the exercise of the options, as reported on the New York Stock Exchange Composite Transactions listing, less the option exercise price per share shown above, multiplied by the number of options exercised. Interest shall be calculated using the weighted prime rate at SunTrust Bank, Atlanta.

5.
Notices.    Each notice relating to the option or its exercise shall be in writing. Requests and other notices regarding the exercise of options shall be delivered (whether by overnight delivery or by mail) as follows:

    Merrill Lynch, Pierce, Fenner & Smith at Merrill Lynch Group Employee Services
    Attention: The Coca-Cola Company Stock Option Plan Unit
    1400 Merrill Lynch Drive
    Mail Stop 04-BS-PRO
    Pennington, New Jersey 08534, USA

All notices to KO shall be addressed as follows:	Director, Executive Compensation The Coca-Cola Company One Coca-Cola Plaza Atlanta, Georgia 30313, USA

All notices to the optionee shall be addressed to the principal address of the optionee on file with KO. Either KO or the optionee may designate a different address by written notice to the other. Written notice to these addresses shall be effective to bind KO, the optionee and the optionee's successors and assigns.

6.
Administrative matters.    The optionee hereby agrees that the Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific conditions and provisions of this Agreement and the options shall be final and conclusive for all purposes and upon all persons including, but without limitation, KO, the Related Companies, the Committee, the KO Board of Directors, officers and the affected employees of KO, the Related Companies and/or the optionees and their respective successors in interest.

When the issuance or transfer of KO common stock pursuant to the exercise of an option may, in the opinion of KO, conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, KO reserves the right to refuse to issue or transfer that KO common stock.

7.
Consent for accumulation and transfer of data.    The optionee consents to the accumulation and transfer of data concerning him or her and the options to and from KO and Merrill Lynch. In addition, the optionee understands that KO holds certain personal information about the optionee, including but not limited to his or her name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all options awarded, vested, unvested, or expired (the "personal data"). Certain personal data may also constitute "sensitive personal data" within the meaning of applicable local law. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about the optionee. The optionee hereby provides explicit consent to KO to process any such personal data and sensitive personal data. The optionee also hereby provides explicit consent to KO to transfer any such personal data and sensitive personal data outside the country in which the optionee is employed, and to the United States. The legal persons for whom such personal data are intended are KO, Merrill Lynch and any company providing services to KO in connection with the administration of the Plan.

8.
Additional consents.    The optionee consents and acknowledges that:

(a)
the Plan is discretionary in nature and that KO can amend, cancel or terminate it at any time;

(b)
the grant of options under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any options, or benefits in lieu of any options even if options have been granted repeatedly in the past;

  (c)
  all determinations with respect to any such future awards, including, but not limited to, the times when options shall be granted, the option price, and the time or times when each right shall be exercisable, will be at the sole discretion of KO and/or the Committee;

  (d)
  participation in the Plan is voluntary and may be occasional;

  (e)
  the value of the options is an extraordinary item of compensation, which is outside the scope of the optionee's employment contract, if any;

  (f)
  the options or any income derived therefrom are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments;

  (g)
  except as is otherwise explicitly provided in this Agreement and the Plan, non-vested options are forfeited immediately following termination of employment for any reason and vested options expire the earlier of: a) six months following termination of employment for any reason, and b) the expiration date noted in the option;

  (h)
  in the event of involuntary termination of the optionee's employment, the optionee's eligibility to receive options under the Plan, if any, will terminate effective as of the date that the optionee is no longer actively employed regardless of any reasonable notice period mandated under local law; furthermore, in the event of involuntary termination of employment, the optionee's ability to exercise options under the Plan will be measured by the date of termination of the optionee's active employment pursuant to the terms of the Plan and will not be extended by any reasonable notice period mandated under local law;

  (i)
  the future value of the shares purchased under the Plan is unknown and cannot be predicted with certainty;

  (j)
  (for individuals other than employees of KO) the options have been granted to the optionee in his or her status as an employee of his or her employer and can in no event be understood or interpreted to mean that KO is his or her employer or that he or she has an employment relationship with KO;

  (k)
  no claim or entitlement to compensation or damages arises from the termination of the options or diminution in value of the options or shares purchased under the Plan and the optionee irrevocably releases KO and his or her employer, if different from KO, from any such claim that may arise;

  (l)
  participation in the Plan shall not create a right to further employment with the optionee's employer and shall not interfere with the ability of the optionee's employer to terminate the optionee's employment relationship at any time, with or without cause; and

  (m)
  the terms of the optionee's employment with KO do not include the grant of stock options.

9.
Governing law.    This Agreement has been made in and shall be construed under and in accordance with the laws of the State of Georgia, USA.

10.
Headings.    Paragraph headings are included for convenience and shall not affect the meaning or interpretation of this Agreement.

THE COCA-COLA COMPANY By: The Committee
/s/ PAT M. O'NEIL Authorized Signature

Using the Merrill Lynch voice response system or other available means, the optionee must accept the above options to purchase shares of KO common stock in accordance with and subject to the terms and conditions of this Agreement and the Plan, acknowledge that he or she has read this Agreement and the Plan, and agree to be bound by this Agreement, the Plan and the actions of the Committee. If he or she does not do so prior to September 30, 2004, then KO may declare the option grant null and void. Also, in the unfortunate event that death occurs before this Agreement has been accepted then this option grant will be voided, which means the options cannot be transferred to the optionee's heirs pursuant to the optionee's will or the laws of descent and distribution.

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  Exhibit 10.3
THE COCA-COLA COMPANY 2002 STOCK OPTION PLAN STOCK OPTION AGREEMENT